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                                                                   Exhibit 10.30

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is entered into and effective as of April 8, 2002, by and between VALOR TELECOMMUNICATIONS, LLC (the "Company"), a Delaware limited liability company, and JOHN J. MUELLER (the "Employee").

AGREEMENT:

         NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

         Whereas the Company desires to induce the Employee to enter into employment with the Company for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

         1.       EMPLOYMENT.

                  1.1 Employment with the Company. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, commencing on April 8, 2002 (the "Commencement Date") and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

                  1.2 Restrictions on Employee. Except as previously disclosed to the Company in writing by the Employee, the Employee affirms and represents that as of the commencement of his employment by the Company on the Commencement Date, he will be under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company or the Employee's undertakings under this Agreement.

         2.       TERM OF EMPLOYMENT.

                  2.1 Initial Term. Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on the Commencement Date and ending on April 7, 2007 (the "Initial Term").

                  2.2 Renewal Term. The term of the Employee's employment under this Agreement shall be automatically renewed for additional one-year terms (each a "Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless the Company or the Employee delivers to the other, at least ninety
(90) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the term of the Employee's employment will not be renewed at the end of the Initial Term or such Renewal Term, as the case may be. The period from the Commencement Date until April 7, 2007 or, in the event that the Employee's employment hereunder is earlier terminated as provided herein or renewed as provided in this Section 2.2, such shorter or longer period, as the case may be, is hereinafter called the "Employment Term".
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         3.       DUTIES.

                  3.1 Initial Position. The Employee shall be employed initially as Executive Vice President and Chief Operating Officer of the Company, shall faithfully perform and discharge such duties as inhere in the position of Executive Vice President and Chief Operating Officer of the Company and as may be specified in the Limited Liability Company Agreement of the Company with respect to such position, and shall also perform and discharge such other duties and responsibilities consistent with such position as the President and Chief Executive Officer shall from time to time determine. The Employee shall report to the President and Chief Executive Officer of the Company.

                  3.2 Anticipated Position. The Company acknowledges that one of its objectives in employing the Employee is to promote the Employee to the position of President and Chief Operating Officer on or before December 31, 2002. The Board of Directors shall make the determination to change the Employee's title and increase his responsibilities based on the Board of Director's evaluation of the Employee's performance during 2002. If the Board of Directors so promotes the Employee, the Employee will report to the Company's Chief Executive Officer.

                  3.3 Location. The Employee shall perform his duties principally at offices of the Company in Dallas, Texas, with such travel to such other locations from time to time as the President and Chief Executive Officer may reasonably prescribe.

                  3.4 Full Efforts. Except as may otherwise be approved in advance by the Chief Executive Officer and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability and reasonable devotion of time to the Employee's personal financial affairs, the Employee shall devote his full business time throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company and its subsidiaries during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position. Notwithstanding the foregoing, the Employee shall be entitled to participate as a director or advisor to one or more associations, businesses or community or charitable organizations in the Dallas/Ft. Worth area, so long as such activity does not (i) involve a substantial amount of the Employee's time. (ii) impair in any material respect the Employee's ability to perform his duties under this Agreement or (iii) violate the provisions of Section 9 of this Agreement; and shall be entitled to serve as an outside director of one of the public companies affiliated with Welsh, Carson, Anderson and Stowe so long as serving in that position is consistent with the Employee's duties to the Company.

         4.       SALARY, BONUS AND SIGNING BONUS.

                  4.1 Salary. As compensation for the performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of Three Hundred Twenty Five Thousand Dollars ($325,000) (said amount, together with any increases thereto as may be determined from time to time no less frequently than annually by the Chief Executive Officer in


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its sole discretion, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect.

                  4.2 Bonus. The Employee shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in an amount targeted at 100% of his Salary in accordance with the Company's management bonus plan as in effect from time to time (pro rated for any portion of a fiscal year occurring during the Employment Term, excluding the first year of the term), in each case as may be determined by the Chief Executive Officer in his sole discretion on the basis of performance-based criteria consistent with the Company's business plan to be established by the Chief Executive Officer in its sole discretion and disclosed to the Employee prior to the commencement of each fiscal year of the Company. With respect to the period from April 1, 2002 through December 31, 2002, the Employee shall receive a minimum bonus of $227,500 (70% of target) whether or not the Company achieves the performance criteria of the management bonus plan.

                  4.3 Signing Bonus. In connection with the execution and delivery by the Employee of this Agreement and in consideration of certain compensation that the Employee will not receive from his prior employer as a result of the commencement of the Employee's employment by the Company hereunder, the Company shall pay the Employee a one-time bonus in an amount equal to $100,000 no more than forty-five days after the Commencement Date. If the Employee terminates his employment hereunder for any reason whatsoever (whether by reason of retirement, resignation, notice of non-renewal or otherwise), other than for "Good Reason" he shall reimburse the Company $50,000 if such termination occurs on or before December 31. 2002.

         5.       OTHER BENEFITS; EQUITY INTERESTS.

                  5.1 General. During the Employment Term, the Employee shall:

                    (a) be eligible to participate at a level commensurate with his position in any employee equity purchase plans or programs that may be adopted for the benefit of the Company's officers or employees generally and in any employee fringe or other employee benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                    (b) be eligible to participate in any medical and health plans and other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from lime to time;

                    (c) be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, provided that such number of paid vacation days in each calendar year shall not be less than



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twenty work days (four calendar weeks); the Employee shall also be entitled to all paid holidays and personal days given by the Company to its senior executive officers;

                    (d) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

                    (e) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company's normal policies from time to time in effect.

The Company will obtain for the benefit of the Employee (i) term life insurance coverage providing death benefits to beneficiaries designated by the Employee equal to four times Salary, but not less than $1,300,000. and (ii) long-term disability insurance coverage providing the Employee with long-term disability benefits equal to 60% of his Salary payable on and after the 181st day of the Employee's qualifying disability, provided, however, that (x) annual premiums for the insurance coverage described in (i) and (ii) above cannot exceed $25.000 and (y) the foregoing assumes the insurability of the Employee. The Company and the Employee agree that the Employee's existing life and disability insurance policies may, if permitted to be carried over to the Company, wholly or partially satisfy the Company's obligations under this paragraph (subject nevertheless to clause (x) above). In the event that the annual premiums for the insurance coverage described in (i) and (ii) above would exceed $25,000, then, at the Employee's option, either (A) the coverage will be reduced to the extent necessary to keep the annual premiums under $25,000 or (B) the Employee shall pay the amount of such excess.

                  5.2 Southwest Options. In connection with the execution and delivery of this Agreement by the Employee, the Company is causing Valor Telecommunications Southwest, LLC. ("Southwest") to grant to the Employee options to purchase 800,000 Class B Common Interests of Southwest at an exercise price of $1 (one dollar) per Interest, which Class B Common Interests shall vest 20% of the Class B Common Interests on each of the first, second, third, fourth and fifth anniversaries of the Commencement Date on which the Employee continues to be employed on a full time basis by the Company. The option agreement setting forth the terms of the options shall provide for accelerated vesting under the following conditions:

                    (a) in the event that an Acceleration Event (as hereinafter defined) occurs prior to the first anniversary of the Commencement Date, then an additional 30% of the options shall vest (for a total of 50% vested options); and

                    (b) in the event that an Acceleration Event (as hereinafter defined) occurs on or after the first anniversary of the Commencement Date (as defined in the 2000 Equity Incentive Non-Qualified Option Agreement), then 100% of the options shall vest.

For purposes of this Agreement and the Valor Management Holding Company, LLC Executive Subscription Agreement, "Acceleration Event" means (1) termination of the Employee's employment by the Company pursuant to clause (d) of Section 7.1 below or within one year following Change in Control as defined in the Valor Telecommunications Southwest, LLC 2000


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Equity Incentive Non-Qualified Option Agreement, (2) by the Company if the
Employee was terminated other than "for cause" or (3) by the Employee pursuant to clause (e) of said Section 7.1.

Except for "Acceleration Event", "Good Reason" and "For Cause", as defined below, the terms and conditions of the Valor Telecommunications Southwest, LLC 2000 Equity Incentive Non-Qualified Option Agreement shall govern the grant of options.

                  5.3 Relocation Expenses. The Company shall pay for the reasonable and necessary expenses incurred by the Employee in relocating his principal residence to the vicinity of the Company's executive offices in Dallas, Texas, and reasonable living expenses incurred by the Employee during the six-month period beginning on the Commencement Date, to include apartment rental, cleaning and laundry expenses, provided that the total of all such payments made under this Section 5.4 shall not exceed $100,000 in the aggregate and if such payments are less than $100,000 in the aggregate, the Company shall pay the Employee the difference between $100,000 and such payments as additional compensation.

         6. CONFIDENTIAL INFORMATION. The Employee hereby covenants, agrees and acknowledges as follows:

                  6.1 Access to Confidential information. The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates of the Company (collectively with the Company, the "Companies"), including but not limited to (i) customer lists; related records and compilations of information; the identity. lists or descriptions of any new customers. Referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee), (y) that the Employee receives on a nonconfidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies or (z) that was in the possession of the Employee prior to disclosure by the Companies.

                  6.2 Non-Disclosure and Non-Use. The Employee shall not disclose, use or make known for his or another's benefit other than for the benefit of the Company and its affiliates any Confidential Information or use such Confidential Information in any way. The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company of any third


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party's request for such information, which notice shall include the Employee's intent to disclose any Confidential Information with respect to such request.

                  6.3 No Remedy at Law. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to seek injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach by the Employee; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

                  6.4 Return of Confidential Information. The Employee agrees that upon termination of his employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

                  6.5 Survival. The obligations of the Employee under this
Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

                  6.6 Binding Effect. Without limiting the generality of Section 10 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

         7.       TERMINATION.

                  7.1 Termination of Employment. The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

                           (a)      death of the Employee;

                           (b) if Employee becomes physically or mentally
incapacitated or disabled so that he is unable to perform for the Company substantially the same services as he performed prior to incurring such incapacity or disability (the Company, at its option and expense, is entitled to retain a physician reasonably acceptable to the Employee to confirm the existence of such incapacity or disability, and the determination of such physician shall be binding upon the Company and the Employee, and such incapacity or disability exists for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

                           (c) the Company giving written notice, at any time.
to the Employee that the Employee's employment is being terminated "for cause" (as defined below);

                           (d) the Company giving written notice, at any time
(including, without limitation, following a change of control of the Company or a sale of substantially all of the assets of the Company), to the Employee that the Employee's employment is being terminated or is not being renewed, other than pursuant to clause (a), (b) or (c) above;



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                           (e) the Employee terminates his employment hereunder
for "Good Reason" (as defined below); or

                           (f) the Employee terminates his employment hereunder
for any reason whatsoever (whether by reason of retirement, resignation. or otherwise), other than for "Good Reason".

         The following actions, failures and events by or affecting the Employee shall constitute "cause" for termination within the meaning of clause (c) above:
(A) has been convicted of a felony or a crime involving moral turpitude, or (B) has used alcohol or drugs on an ongoing basis to an extent that materially interferes with the performance by the Employee of his duties under this Agreement, or (C) has embezzled or misappropriated Company funds or property, or
(D) has willfully and knowingly violated Section 6 hereof, or (E) has willfully and continually failed to substantially. perform his duties hereunder (other than any such failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the Board of Directors which specifically identifies the manner in which the Board of Directors believes the Employee has not substantially performed his duties and the Employee fails to cure his nonperformance within fifteen (15) business days of receiving such notice. Notwithstanding the occurrence of any event listed in clauses (A) through (E) above, the Employee shall not be deemed to have been terminated for cause without (1) reasonable notice to the Employee setting forth the reasons for the Company's intention to terminate for Cause. (2) an opportunity for the Employee. together with his counsel, to be heard before the Board of Directors. and (3) delivery to the Employee of a notice of termination from the Board of Directors finding that in the good faith opinion of a majority of the Board of Directors was guilty of the conduct referred to in such notice.

         For purposes of this Agreement, "Good Reason" means (1) any material breach by the Company of its obligations under this Agreement, (2) any substantial diminution of the Employee's responsibilities as an officer of the Company. as set forth in this Agreement and the Company's Limited Liability Company Agreement, and in each such case, such breach or diminution shall continue unremedied for a period of fifteen (15) days after written notice thereof to the Company, (3) any change in the officer of the Company to whom the Employee reports from Ken Cole, (4) any change in the Company's Chief Executive Officer, or (5) any requirement by the Company that the Employee relocate to a geographic area to which he objects.

                  7.2 Severance Compensation. In the event that the Employee's employment is terminated by the Company pursuant to clause (d) of Section 7.1 above or by the Employee pursuant to clause (e) of said Section 7.1, whether during the Initial Term or during any Renewal Term pursuant to Section 2.2 above, then (i) the Company shall pay to the Employee, as severance pay or liquidated damages or both, monthly payments at the rate per annum of his Salary at the time of such termination for a period of twelve (12) months after such termination plus 100% of the Employee's target bonus provided for in Section 4.2 with respect to the fiscal year in which such termination occurs (such bonus to be payable within thirty days after the close of such fiscal year and (ii) the Company shall continue to provide the Employee with life insurance and medical and health insurance coverage at levels comparable to those in effect prior to such termination for a period from the date of such termination to the earlier to occur of (x)

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the date which is twelve (12) months after such termination and (y) the date upon which the Employee becomes eligible to be covered for such benefits through his employment with another employer at no greater cost to the Employee.

                  7.3 No Other Compensation. Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth or described in Section 7.2 above, the Company (and its affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for "cause"), other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Employee pursuant to the terms of the Company's benefits plans or pursuant to clause (e) of Section 5.1 above.

                  7.4 No Interest Payable. No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

         8.       NON-ASSIGNABILITY.

                  8.1 General Prohibition. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 8.1 shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. This Agreement may not be assigned by the Company except with the Employee's prior written consent, provided, however, that the Company may assign this Agreement to an affiliate of the Company with the financial resources to fulfill the Company's obligations hereunder. and provided further that any such assignment will not relieve the Company of its obligations hereunder.

                  8.2 No Assignment of Right to Payments. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge. pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         9.       RESTRICTIVE COVENANTS.

                  9.1 Competition. During the Employment Term and in the event the Employee's employment is terminated (x) by the Company pursuant to clause
(c) of Section 7.1 above or (y) by the Employee as provided in clause (f) of said Section 7.1. during the twelve (12) month period following such termination, the Employee will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or other-wise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies within the meaning of Section 9.4, provided, however, that the provisions of this Section 9 shall not be deemed to prohibit (A) the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly


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held company, or ownership, whether through direct or indirect stock holdings or
(B) any of the current activities permitted by the last sentence of Section 3.

                  9.2 Non-Solicitation. During the Employment Term and in the event the Employee's employment is terminated (x) by the Company pursuant to clause (c) of Section 7.1 above or (y) by the Employee as provided in clause (f) of said Section 7.1, during the twelve (12) month period following such termination, the Employee will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between any of the Companies and any employee thereof.

                  9.3 Non-lnterference. During the Employment Term and, in the event the Employee's employment is terminated (x) by the Company pursuant to clause (c) or (d) of Section 7.1 above or (y) by the Employee as provided in clause (f) of said Section 7.1, during the twelve (12) month period following such termination, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action by him would have an adverse effect on the business, assets or financial condition of any of the Companies, or materially interfere with the relationship between any such person or entity and any of the Companies.

                  9.4 Certain Definitions. For purposes of this Section 9, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity conducts, or, to the knowledge of the Employee, plans to conduct, the Specified Business (as hereinafter defined) as a significant portion of its business in any of the local telephone exchange markets served by the Companies. For purposes of this Agreement. "Specified Business" means (A) providing local telephone service or engaging in a business conducted by the Company at the time of termination of the Employee's employment with the Company or (D) conducting, operating, carrying out or engaging in the business of managing any entity described in clause (A).

                  9.5 Certain Representations of the Employee. In connection with the foregoing provisions of this Section 9, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees. that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Employee in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

                  9.6 Injunctive Relief. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of
Section 9 hereof would be inadequate and, therefore. agrees that the Company and any of its subsidiaries or affiliates shall be entitled to seek injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall



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be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

                  10. BINDING EFFECT. Without limiting or diminishing the effect of Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

                  11. NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally,
(ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or
(iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

                  12. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                  13. SEVERABILITY. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of
Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

                  14. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at anyone or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  15. ENTIRE AGREEMENT; MODIFICATIONS. Unless otherwise specified, this Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

                  16. COUNTERPARTS. This Agreement may be executed in two or more counterparts. each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF. the parties have entered into this Agreement as of the date first written above.

                                /s/ John J. Mueller
                                -----------------------------------------------
                                JOHN J. MUELLER
                                         ("Employee")



                                VALOR TELECOMMUNICATIONS, LLC

                                By: /s/ Kenneth R. Cole
                                    -------------------------------------------
                                Title: President and Chief Executive Officer
                                       -------------------------------------
                                        ("the Company")